EXHIBIT 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated April 30, 2012, relative to the financial statements of Sector 5, Inc., as of April 30, 2012 and for the period April 11, 2012 (date of inception) through April 30, 2012.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor Florida
May 29, 2012